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Exhibit 23.6

DAVID KING & CO. ATTORNEYS-AT-LAW
FIRST FLOOR TRIDENT HOUSE LOWER BROAD STREET BRIDGETOWN, BARBADOS	e-mail: daveking@sunbeach.net	TEL: (246) 427-3174 TEL: (246) 426-9246 TEL: (246) 436-5973 FAX: (246) 436-9541

May 14, 2003

Ms Saren Goldner
LeBoeuf, Lamb, Greene & MacRae
125 West 55th Street
New York, NY 10019-5389
U S A

Dear Ms. Goldner

            Re: AXIS Specialty (Barbados) Limited

        We hereby consent to the use of our name in the Registration Statement on Form S-1 (File No. 333-103620) of AXIS Capital Holdings Limited. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely
/s/ DAVID KING & CO. David King & Co.

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  Exhibit 23.6